Exhibit 99.1

PRESS RELEASE

[American Superconductor logo appears here]

American Superconductor Reports Fiscal 2004 First Quarter Results

•	SuperMachines Business Unit Achieves First Profitable Quarter
•	Financing On Track for Completion in September
•	Additional Cost Reductions Implemented

WESTBOROUGH, Mass. – August 6, 2003 – American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for the first quarter of fiscal 2004 ended June 30, 2003.

Net revenues for the June 2003 quarter were $7.8 million, up 171% over net revenues of $2.9 million for the first quarter of fiscal 2003. The net loss was $8.4 million, or $0.39 per share, compared with a net loss of $10.8 million, or $0.53 per share, for the same period last year.

AMSC received $17.2 million in new orders and contracts during the quarter. The company’s total backlog of orders and contracts as of June 30 was $87.4 million, of which approximately $32 million is expected to be recognized as revenue over the remainder of fiscal 2004.

“Our current backlog of orders and contracts for this fiscal year, added to the $7.8 million in revenue for our first quarter, puts us solidly on course toward our revenue target of $45 million to $50 million for the year,” said Chief Executive Officer Greg Yurek. “This would be more than double our total annual revenue in the last fiscal year.”

Financing: AMSC reported progress on the $50 million financing plan that it announced July 1, 2003. The financing is expected to close by the end of September, following the execution of definitive financing agreements, review of the company’s proxy statement by the U.S. Securities and Exchange Commission (SEC) and shareholder approval.

“Due diligence for the financing is complete and we are now finalizing negotiation of definitive legal documents for the transaction,” Yurek said. “Promptly following the execution of these documents, we will submit the proxy statement to the SEC for review and comment, after which it will be sent to our shareholders. Our current plan is to hold the annual shareholder meeting in the second half of September and, pending shareholder approval, to close the financing immediately thereafter.”

American Superconductor ended the first quarter of fiscal 2004 with cash, cash equivalents and long-term investments of $12.1 million and no long-term debt. The company’s use of cash in the first quarter was approximately $8 million.

Cost Reductions Implemented: AMSC continues to execute on its plan to reduce its cash burn rate year-over-year.

“We are continuing to drive to a cash burn rate of $13 million to $15 million for fiscal 2004, which would be significantly less than in previous years,” said Yurek. “To help ensure we meet

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this cash burn rate goal for fiscal 2004, we have recently taken actions to further cut our operating and capital expenditures.”

In July, AMSC implemented reductions in its operating and capital budgets for fiscal 2004 by $5 million through the elimination of 34 positions including a reduction in force of 23 employees, or approximately 8% of the company’s workforce. With this reduction in force, headcount has been reduced by 36% over the last 16 months. Also in July 2003, the company made cuts in controllable expenses and capital equipment purchases. AMSC expects to begin to fully benefit from these cost reduction measures in the third quarter of this fiscal year.

“We will continue to seek ways to streamline the business, which will help us reach our central strategic goals of overall profitability and positive cash flow in the shortest time possible,” said Yurek.

SuperMachines Achieves Profitability: AMSC also reported that its SuperMachines business unit, which designs, develops and manufactures high temperature superconductor (HTS) motors, generators and synchronous condensers, achieved its first profitable quarter, with net income of $11,900 on $5.5 million in revenue.

“We are particularly happy about the performance of our SuperMachines business because we did not expect it to turn the corner and achieve profitability until the second quarter of this fiscal year,” said Yurek. “A primary contributor to this positive financial performance was the delivery to the U.S. Navy in July of the world’s first 5-megawatt HTS ship propulsion motor, as well as the ramp up of SuperMachines’ new $70 million U.S. Navy contract to design and build a much larger 36.5-megawatt HTS ship propulsion motor. During this period, the SuperMachines business also made excellent progress on the manufacture of the world’s first SuperVAR synchronous condenser, a grid reliability product for the Tennessee Valley Authority, all of which contributed to the business unit’s revenue growth and profitability.”

Yurek added that he expects the SuperMachines business unit to continue to be profitable throughout the remainder of the fiscal year and to generate approximately $1.5 million in cash for the fiscal year.

AMSC Wires –Backlog Expands: Yurek noted that orders for AMSC’s HTS wire have continued to grow and that the company expects to produce and deliver about 360 kilometers of wire in the current fiscal year, of which more than 80% is currently in backlog.

“During the first quarter of this fiscal year we received new orders for 190 kilometers of wire from 11 different customers from 7 countries, raising our total backlog as of June 30, 2003, to 566 kilometers, all of which will be shipped between fiscal 2004 and the end of fiscal 2006,” Yurek said. “With the momentum we are seeing, we are confident that we will meet our goal of producing and delivering 360 kilometers of wire this fiscal year.”

“Many of the orders received this fiscal year are repeat orders from satisfied customers, confirming the quality and competitiveness of our HTS products. We are supplying HTS wire for several applications with great strategic potential, including large utility generators, power

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cables and fault current limiters. We expect that revenues for the AMSC Wires business unit from product sales and government contracts will be in the range of $10-12 million in fiscal 2004.”

Also during the first quarter, AMSC was selected by the U.S. Department of Energy (DOE) as prime contractor for a $30 million HTS power cable project for the Long Island Power Authority (LIPA). AMSC expects to record approximately $15 million in revenue from this project in fiscal years 2004 – 2006. Subsequent to the end of the quarter, AMSC announced a cross-licensing agreement with Sumitomo Electric Industries, Ltd. (SEI) for first generation HTS wire, coil and current lead patents, as well as a letter of intent with SEI to jointly pursue power cable opportunities in North America. AMSC also received its first order for HTS wire for use in power projects in China and announced rapid progress in its second generation (2G) HTS wire development program, including independent test results from Oak Ridge National Laboratory confirming that a cable conductor using AMSC’s 2G wire achieved a commercial level of electric current.

Power Electronic Systems – Opportunities Growing: Revenues for AMSC’s Power Electronic Systems business unit in the first quarter were about the same as in the first quarter of our last fiscal year; the unit’s operating loss over that same period, however, decreased by about 13%. During the quarter, AMSC announced a renewed and expanded joint sales agreement between its Power Electronic Systems business unit and GE Industrial Systems.

“After their strong fourth quarter, Power Electronic Systems’ top line results in the first quarter were lower than we would have liked,” said Yurek. “We are, however, seeing heightened interest from utilities, transmission grid operators and wind farms in our power grid reliability solutions. And while the economic downturn has continued to inhibit sales of our industrial power quality solutions, we are seeing growing interest from qualified industrial customers.”

“The renewal and expansion of our joint marketing and sales agreement with GE Industrial Systems is a strong vote of confidence in our Power Electronics Systems business and reflects this growing market activity,” noted Yurek. “Our prior three-year business relationship with GE Industrial Systems positions us well for market success as we enter our new three-year agreement.”

Conference Call Today: American Superconductor will host a teleconference to review fiscal 2004 first quarter results today at 11:00 a.m. EDT. To participate in the call, dial 785-832-2422 and use conference ID “AMSC.” Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.html and http://www.firstcallevents.com/service/ajwz386695300gf12.html. The webcast of the call will be available on the investor section of American Superconductor’s Web site through August 6, 2004. A telephonic playback of the call will also be available from 1:00 p.m. EDT Wednesday August 6, 2003 through midnight EDT Wednesday, August 13, 2003. Please call 402-220-9180 to access the playback.

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About American Superconductor Corporation (NASDAQ:AMSC)

American Superconductor develops solutions and manufactures products to dramatically improve the cost, efficiency and reliability of systems that generate, deliver and use electric power. The company has a vertically integrated portfolio of products supported by more than 500 patents, patent applications, and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. Products from AMSC include High Temperature Superconductor wire for electric power, transportation, medical and industrial processing applications; HTS motors and generators for ship propulsion; and advanced power electronic systems that ensure the quality and reliability of electricity for residential, commercial and industrial customers. More information is available at www.amsuper.com.

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American Superconductor, SuperMachines and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: the Company’s inability to enter into definitive financing agreements with its various financing sources on terms acceptable to us or at all; the Company’s ability to close any or all of our contemplated financings for any reason; uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies; the amount and timing of the Company’s future cash requirements and the availability of satisfactory financing sources. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Financials Attached

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Results Report for First Quarter Fiscal 2004

Statement of Operation Data	Three Months ended June 30,
	2003	2002
Revenues
By business segment (1):
AMSC Wires	$1,097,124	$217,633
SuperMachines	5,549,894	1,535,849
Power Electronic Systems	1,109,289	1,106,491

Total revenues	7,756,307	2,859,973

Operating profit (loss): By business segment (1):

AMSC Wires	(6,333,675)	(6,979,978)
SuperMachines	11,858	(1,762,721)
Power Electronic Systems	(1,824,065)	(2,108,006)
Unallocated corporate expenses	(274,145)	(329,520)

Operating Loss	(8,420,027)	(11,180,225)

Interest income/other	63,551	350,986

Net loss	$(8,356,476)	$(10,829,239)

Net loss per share-(Basic & Diluted)	$(0.39)	$(0.53)

Weighted average shares outstanding	21,343,720	20,535,175

-more-

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Selected Balance Sheet Data	June 30, 2003	March 31, 2003
Cash, cash equivalents and long term investments	$12,101,885	$20,048,872
Selected current assets:
Accounts receivable	$6,758,683	$5,446,007
Inventory	$3,517,696	$5,117,786
Property and equipment	$90,092,608	$89,277,779
Less: accumulated depreciation	(29,587,993)	(28,241,982)

Property and equipment, net	$60,504,615	$61,035,797

Total assets	$93,262,122	$101,978,639

Accounts payable & accrued expenses	$10,066,835	$9,773,874

Stockholders’ equity	$79,647,904	$87,818,763

(1)	In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines™ business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment’s current development and manufacturing effort is on HTS wire for power transmission cables, motors and generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. Its primary focus is on ship propulsion motors and generators. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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Contact Information

Media	Adam Banker American Superconductor	508-621-4375 abanker@amsuper.com

Investors	Mary Ryan American Superconductor	508-621-4432 mryan@amsuper.com